EXHIBIT 11
                    CT COMMUNICATIONS, INC.
                        AND SUBSIDIARIES

                Computation of Earnings Per Share



                                  3 months ended      6 months ended
                                      June 30            June 30
                              --------------------  --------------------
                                1998       1997       1998       1997
                              --------- ----------  --------- ----------

Computation of share
 totals used in
 computing earnings
 per share:

Weighted average number
 of shares outstanding       2,270,634   2,232,942   2,255,253   2,231,823
(Adjusted for stock
 dividend August 1, 1997)

Basic average shares
 a-Outstanding               2,270,634   2,232,942   2,255,253   2,231,823


Incremental shares
 arising, from out-
 standing stock
 options                        11,986       8,808      10,483       8,808
                             ---------   ---------   ---------   ---------
 b-Totals                    2,282,620   2,241,750   2,265,736   2,240,631
                             =========   =========   =========   =========

 c-Net Income for
   Common Stock before
   extraordinary item       $3,190,744  $3,053,028  $6,320,994  $5,679,361

 d Extraordinary Item           ---     $2,239,045      ---        ---

 e Net Income for
   Common Stock after        ---------   ----------  ---------  ---------
   extraordinary item       $3,190,744  $5,292,073  $6,320,994  $7,918,406


Net Income Per Share
 Basic - c/a                $     1.40  $     1.37  $     2.80  $     2.54


Extraordinary item per Basic
Average Shares   d/a        $     ---   $     1.00  $      ---  $     1.00
                             ---------  ----------  ----------  ----------
Net Income Per Basic
 Average Share After
 Extraordinary item         $     1.40  $     2.37  $     2.80  $     3.54
                             =========  ==========  ==========  ==========

Net Income Per Share
 before Extraordinary
 item assuming Full
 dilution c/b               $     1.40  $     1.36  $     2.79  $     2.53
                             =========  ==========  ==========  =========

Net Income Per Share
  after extraordinary
  item assuming full
  dilution e/b              $     1.40  $     1.36  $     2.79  $     3.53
                             =========  ==========  =========   =========